Filed pursuant to Rule 433
Registration No. 333-189888

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES F
$550,000,000
SENIOR FLOATING RATE NOTES, DUE MARCH 06, 2020
FINAL TERM SHEET
DATED FEBRUARY 27, 2015

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due March 06, 2020

Expected Ratings1:	Aa3 / AA- / AA (Negative / Negative / Stable)

Principal Amount:	$550,000,000

Issue Price:	100%

Trade Date:	February 27, 2015

Settlement Date:	March 06, 2015

Maturity Date:	March 06, 2020

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	3 Month USD LIBOR plus 52 bps payable and reset quarterly

Initial Interest Rate:
The interest rate for the initial interest reset period prior to the Interest Payment Date in June 2015 will be based upon 3-month USD LIBOR, to be determined on the second London Banking Day preceding the Settlement Date, plus 52 basis points.

Fees:	0.25%

Interest Payment Dates:	Quarterly on the 6th of each March, June, September, and December, beginning June 6, 2015

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Day Count Fraction:	Actual / 360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78012KCC9 / US78012KCC99

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Morgan Stanley & Co. LLC SG Americas Securities, LLC

Co-Managers:
Wells Fargo Securities, LLC
ANZ Securities, Inc.
Capital One Securities, Inc.
Credit Agricole Securities (USA) Inc.
Desjardins Securities Inc.
ING Financial Markets LLC
Lloyds Securities Inc.
nabSecurities, LLC
Natixis Securities Americas LLC
Samuel A. Ramirez & Company, Inc.
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC at 1-866-375-6829, Morgan Stanley & Co. LLC at 1-866-718-1649, or SG Americas Securities, LLC at 1-855-881-2108.